                                 CODE OF ETHICS

SCOPE AND PURPOSE

Set forth below is the Code of Ethics (the "Code") for Schroder Investment
Management North America Inc. ("SIMNA"), as required by Rule 204A-1 under the
Investment Advisers Act of 1940 (the "Advisers Act"). The purpose of the Code is to set forth standards of conduct that govern the activities of all personnel to ensure that the business is conducted in a manner that meets the high standards required by our fiduciary duty to clients and in compliance with all legal and regulatory requirements to which the business is subject.

This Code of Ethics applies to all officers, directors and employees (full and part time) of SIMNA ("Access Persons"), all associated persons of Schroder Fund
Advisors, Inc. ("SFA") who are also employees of SIMNA and all persons employed by any subsidiary of Schroders plc ("Schroders') who are deemed Access Persons, to wit, employees who, in connection with their duties, are aware of securities under consideration for purchase or sale on behalf of clients, as well as personnel who are aware of portfolio holdings of registered investment companies advised or sub-advised by SIMNA or its affiliates ("Reportable Funds").

The Code imposes restrictions on personal securities transactions that are designed to prevent any conflict or the appearance of any conflict of interest between Access Persons' trading for their personal accounts and securities transactions initiated or recommended for clients. The Code also provides procedures to ensure that securities transactions undertaken by Access Persons, whether for clients or for personal purposes do not involve the misuse of material non-public information, including sensitive information relating to client portfolio holdings and transactions being considered to be undertaken on behalf of clients. Therefore, incorporated within the Code are an Insider
Trading Policy and a Personal Securities Transactions Policy, which contain procedures that must be followed by all personnel pursuant to Rule 204A-1 and
Rule 204-2(a)(12) under the Advisers Act, Rule 17j-1 under the Investment
Company Act of 1940 (the "Investment Company Act") and Section 204A of the
Advisers Act. To the extent that associated persons of SFA are subject to the
Code, it incorporates the requirements of Section 20A of the Securities Exchange
Act of 1934 (the "Exchange Act").

OUTSIDE DIRECTORSHIPS
---------------------

Personnel are prohibited from serving on the board of directors of any publicly listed or traded company or of any company whose securities are held in any client portfolio, except with the prior authorization of the Chairman or Chief
Executive of SIMNA or, in their absence, the Chief Compliance Officer or the
Head of Group Risk and Compliance based upon a determination that the board service would be consistent with the interests of Schroders' clients. If permission to serve as a director is given, the company will be placed permanently on Section Two of SIMNA's Restricted List. Transactions in that company's securities for client and personal securities accounts will only be authorized when certification has been obtained from that company's Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities.

OUTSIDE EMPLOYMENT

No officer or employee of SIMNA may engage in any outside employment without first making a written request to do so and obtaining the written consent of the firm. Requests should be addressed to the Chief Compliance Officer. Employees must receive prior written approval of the Chief Compliance Officer or the
General Counsel to receive a fee from any outside source for such activities as investment banking, finder's fees, or consulting.

PRIVATE SECURITIES TRANSACTIONS AND TAX SHELTERS

No employee may participate in any type of private placement or tax shelter without obtaining the advance written consent of the Chief Compliance Officer.
The employee must submit the information and certification specified in the
Personal Securities Transaction Policy.

Rule 3040 of the NASD Conduct Rules requires that employees of Schroder Fund
Advisers contemplating private securities transactions must submit a written detailed request to participate to the firm, which must issue written permission to proceed. The request must be submitted to the designated Compliance Officer for Schroder Fund Advisers.

If any employee of Schroder Fund Advisers will receive or may receive selling compensation in connection with a private securities transaction or tax shelter,
Schroder Fund Advisers must advise the employee in writing whether their participation on that basis is approved.

No such participation in a transaction in which an employee will receive selling compensation will be approved unless Schroder Fund Advisers determines that it can record the transaction in its records and supervise the participation of the employee in the transaction.

                                      -2-

                             INSIDER TRADING POLICY

THE SCOPE AND PURPOSE OF THE POLICY

It is a violation of United States federal law and a serious breach of SIMNA's policies for any employee to trade in, or recommend trading in, the securities of a company, either for his/her personal gain or on behalf of the firm or its clients, while in possession of material, nonpublic information ("inside information") which may come into his/her possession either in the course of performing his/her duties, or through personal contacts. Such violations could subject you, SIMNA, and our affiliates, to significant civil as well as criminal liability, including the imposition of monetary penalties, and could also result in irreparable harm to the reputation of SIMNA. Tippees (i.e., persons who receive material, nonpublic information) also may be held liable if they trade or pass along such information to others.

Further, it is a violation of anti-fraud provisions of the Advisers Act for employees who are or become aware of transactions being considered for clients or are aware of the portfolio holdings in the reportable funds to which SIMNA
(or an affiliate) acts an adviser to disclose such information to a party who has "no need to know" or to trade on such information for personal gain by, among other things, front-running or market timing.

The US Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA")
requires all broker-dealers and investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information. Although ITSFEA itself does not define
"insider trading", the US Supreme Court has previously characterized it as the purchase or sale of securities (which include debt instruments and put and call options) while in possession of information which is both material and non-public, i.e., information not available to the general public about the securities or related securities, the issuer and in some cases the markets for the securities. The provisions of ITSFEA apply both to trading while in possession of such information and to communicating such information to others who might trade on it improperly.

MATERIALITY

Inside information is generally understood as material information about an issuer of publicly-traded securities that has not been made known to either the professional investment community or to the public at large. Inside information is material if it would be likely to have an effect on the price of the issuer's securities or if a reasonable investor would be likely to consider it important in making his/her investment decision. Such information usually originates from the issuer itself and could include, among other things, knowledge of a company's earnings or dividends, a significant change in the value of assets, changes in key personnel or plans for a merger or acquisition.

                                      -3-

For example, a portfolio manager or analyst may receive information about an issuer's earnings or a new product in a private communication with the issuer.
Such information is usually considered material and is generally inside information because it has not been effectively disseminated to the public at large. As a general rule, any information received from an issuer that has not been made public in a press release or a public filing will be considered inside information. Upon learning the information, the employee may not purchase or sell securities of the issuer for him/herself or for any account under management until the information is effectively disseminated to the public.

If an employee has received information regarding an issuer and he/she believes that the information given has not been given in breach of fiduciary duties, then that person may retain and act upon the information.

Market information which emanates from outside the corporation but affects the market price of an issuer's securities can also be inside information. For example, inside information can also originate within SIMNA itself. This would include knowledge of activities or plans of an affiliate, or knowledge of securities transactions that are being considered or executed by SIMNA itself on behalf of clients. Inside information can also be obtained from knowledge about a client that an employee has discovered in his/her dealings with that client.
Inside information pertaining to a particular issuer could also involve information about another company that has a material relationship to the issuer, such as a major supplier's decision to increase its prices. Moreover, non-public information relating to portfolio holdings in a Reportable Fund can be used to market-time or engage in other activities that are detrimental to the
Reporting Fund and its shareholders.

In addition, Rule 14e-3 under the Exchange Act makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired, directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. This rule prohibits not only trading, but also the communication of material, nonpublic information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication will result in a trade by someone in possession of the material nonpublic information

PROCEDURES AND RESPONSIBILITIES OF EMPLOYEES

1.   Personnel who acquire non-public information (that may possibly be material) about a company are immediately prohibited from:

                                      -4-

     (a)  trading in the securities of that company or related securities and financial instruments (as defined below) whether for client accounts or for any personal accounts, and

     (b)  communicating the information either inside or outside SIMNA except as provided below.

2.   Personnel who acquired non-public information should report the matter to the Chief Compliance Officer.

3.   After the Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communicating, or the restrictions on trading and communicating the information will be lifted.

4.   Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within SIMNA are precluded from disclosing such information to others within SIMNA and Schroders who do not have a "need to know."

5.   Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within SIMNA are precluded from disclosing such information to others outside of SIMNA or Schroders except as required to fulfill their work-related responsibilities. Disclosure of the portfolio holdings of Reportable Funds shall only be made in compliance with such Funds' portfolio holdings disclosure policy.

PENALTIES

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in such unlawful conduct and their employers. Under the law, a person can be subject to some or all of the penalties below, even if s/he does not personally benefit from the violation.
Penalties include:

     1)   civil injunctions;

     2)   disgorgement of profits;

     3)   treble damages - fines for the access person who committed the violation, of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited;

     4)   fines for the employer or other controlling person of up to the greater of $1,000,000, or 3 times the profit gained or loss avoided;
          and

     5)   jail sentences.

                                      -5-

SPECIAL PROVISIONS FOR TRADING IN THE SECURITIES OF SCHRODERS PLC

Special restrictions apply to trading in the securities of Schroders plc because staff, by virtue of their employment, may be deemed to have Inside Information:

1.   Securities of Schroders plc will not be purchased for any client account without the permission of that client, and then only if permitted by applicable law.

2.   Personal securities transactions in the securities of Schroders plc are subject to blackout periods and other restrictions which are outlined in the UK Staff Dealing Rules which can be found on Group Compliance's intranet website.

SIMNA RESTRICTED LIST

The SIMNA Restricted List is circulated only to those employees responsible for placing securities trades.

SECTION ONE: No personnel may place trades in any securities, which term includes options, warrants, debentures, futures, etc., on such securities, of any company on Section One of the SIMNA Restricted List for any account whatsoever, including client accounts or personal accounts at any time.

SECTION TWO: Trades in the securities or related securities of any company on
Section Two of the SIMNA Restricted List (which contains those companies that have an officer of SIMNA on their board of directors, or where SIMNA manages a part of their balance sheet assets, i.e., corporate cash rather than pension fund assets) may only be undertaken with the written permission of Compliance
Department.

No approval to trade will be given:

(i)  for any securities of a company currently on Section One of the SIMNA
     Restricted List;

(ii) for any security of a company on Section Two of the SIMNA Restricted List because an officer of SIMNA serves as a director of that company unless confirmation from that company's Secretary or similar officer is obtained that its directors are not in possession of material price sensitive information with respect to its securities. Permission to trade in the securities of any company on Section Two of the SIMNA Restricted List because SIMNA manages balance sheet assets for that company (as opposed to pension fund assets) will only be given if confirmation is obtained from the portfolio manager responsible for that client that SIMNA does not hold any price sensitive information with respect to that

                                      -6-

     company. Permission will not, in any event, be given to any personnel personally involved in the management of that client's account.

                                      -7-

                        PERSONAL SECURITIES TRANSACTIONS
                                     POLICY

SUMMARY

All employees of SIMNA are subject to the restrictions contained in this
Personal Securities Transactions Policy (the "Policy") with respect to their securities transactions. Temporary and seconded employees may be subject to some but not all provisions of the Code as hereafter specified. The following serves as a summary of the most common restrictions. Please refer to specific sections that follow this summary for more detail, including definitions of persons covered by this Policy, accounts covered by this Policy ("Covered Accounts"), securities covered by this Policy ("Covered Securities"), reports required by this Policy and the procedures for compliance with this Policy.

     o    All purchases or sales of Covered Securities (generally, stocks and bonds) by employees, and certain of their family members, must be pre-cleared, except as noted below.

     o    All employees must execute their transactions in Covered Securities either through Charles Schwab or Salomon Smith Barney or such other broker-dealers and the Director of Compliance may designate.

     o    Access Persons (as defined below) are prohibited from purchasing or selling a Covered Security within seven calendar days before a client has traded in the same (or a related) security unless a de minimis exception applies. For purposes of this requirement, purchases of shares of open-end investment companies managed by Schroders are not considered a covered security. Portfolio Managers may prohibit a purchase or sale of a covered security if a transaction on behalf of clients is contemplated with the seven days following the proposed employee trade.

     o    De minimis exceptions: There is a de minimis exception pertaining to transactions of up to 500 shares per week of a large cap US equity or the ordinary equivalent number of shares of non-US large cap companies trading in the US as American Depository Receipts or American
          Depository Shares ("ADRs").

     o    Access Persons are prohibited from profiting from the purchase and sale or sale and purchase of a Covered Security, or a related security, within 60 calendar days.

     o    Any employee wishing to buy U.S. securities, directly or indirectly, in an initial public offering must receive prior permission from the
          Chief Compliance Officer. This restriction does not apply to initial public offerings purchased by collective investment vehicles such as mutual funds in which employees have invested.

                                      -8-

     o    All employees must report (but not pre-clear) purchases, redemptions and exchanges in the Schroder Funds and any Reportable Fund, in the
          same manner as other covered securities. For purposes of this Policy, accounts containing shares in the Schroder Funds of other reportable
          Funds, are deemed "Covered Accounts." See definition below.

     o    All transactions in the Schroder Funds and in Reportable Funds are
          subject to a 60 day holding period.

ACCESS PERSON means any director or officer of SIMNA, SFA and any employee who is an Advisory Person or any employee who has access to nonpublic information regarding any clients' purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund.

ADVISORY PERSON is any employee of SIMNA who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security (as defined below) on behalf of any advisory client or information regarding securities under consideration for purchase or sale on behalf of such clients or whose functions relate to the making of any recommendations with respect to such purchases or sales.

COVERED SECURITIES

Securities, such as stocks, bonds and options, are covered by this Policy. The same limitations pertain to transactions in a security related to a Covered
Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

NOT COVERED BY THIS POLICY ARE:

     o    shares in any open-end US registered investment company (mutual fund)
          that is not managed by SIMNA or an affiliated adviser;

     o    shares issued by money market funds

     o    shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds

     o    securities which are direct obligations of the U.S. Government (i.e.,
          Treasuries)

                                      -9-

     o    bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments(1)

IF A SECURITY IS NOT COVERED BY THIS POLICY, YOU MAY PURCHASE OR SELL IT WITHOUT
OBTAINING PRE-CLEARANCE AND YOU DO NOT HAVE TO REPORT IT. ACCOUNTS HOLDING ONLY
SECURITIES NOT COVERED BY THIS POLICY ARE NOT REQUIRED TO BE HELD AT A
DESIGNATED BROKER.

COVERED ACCOUNTS

An account covered by this Policy is an account in which Covered Securities are owned by you or an account in which you own a beneficial interest (except where you have no influence or control). This includes IRA accounts. Under the Policy, accounts held by your spouse (including his/her IRA accounts), minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household are also considered your accounts. In addition, accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other's support) are considered your accounts under this Policy.

An employee may maintain a brokerage account that is not a covered account (for example an account through which that employee holds mutual fund shares that are not covered securities) at a firm other than the ones designated by SIMNA.
Purchasing any covered security through that account will immediately change the account to a covered account. Unless prior written consent is obtained from the
Chief Compliance Officer, the account will be designated as a covered account and must promptly be transferred to an designated broker.

If you are in any doubt as to whether an account falls within this definition of
Covered Account, please see Compliance. Further, if you believe that there is a reason that you are unable to comply with the Policy, for example, your spouse works for another regulated firm, you may seek a waiver from Compliance.

BLACK OUT PERIODS - ACCESS PERSONS ONLY

     o    In order to prevent employees from buying or selling securities in competition with orders for clients, or from taking advantage of knowledge of securities being considered for purchase or sale for clients,(2) Access

----------
(1) High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating
Organization, or which is unrated but is of comparable quality.

(2) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

                                      -10-

          Persons will not be able to execute a trade in a Covered Security within seven calendar days before a client has traded in the same (or a related) security unless a de minimis exception applies. Portfolio
          Managers may prohibit a purchase or sale of a covered security if a transaction on behalf of clients is contemplated with the seven days following the proposed employee trade.

     o    De minimis exception -: Transactions involving shares in certain companies traded on US stock exchanges or the NASDAQ will be approved regardless of whether there have been client orders within the preceding seven days. The exception applies to transactions involving no more than 500 shares per issuer (or the equivalent number of shares represented by ADRs) in securities of companies with market capitalizations of $3 billion or more. In the case of options, an employee may purchase or sell up to 5 option contracts to control up to 500 shares in the underlying security of such large cap company.

     o    Pre-clearance by the Compliance Department is required for all de minimis transactions. Separate pre-clearance sign off by the portfolio manager is not required. The Compliance Department may, after consultation with the Trading Desk, decline to approve, or postpone the approval of, any de minimis trade to the extent that the
          Compliance Department concludes that access person trades in a security might, in the aggregate, interfere with pending client orders.

 HOLDING PERIODS

Short Term Trading: All personnel are strongly advised against short-term trading. Any personnel who appear to have established a pattern of short term trading may be subject to additional restrictions or penalties including, but not limited to, a limit or ban on future personal trading activity and a requirement to disgorge profits on short-term trades.

TRADES BY EMPLOYEES IN THE SCHRODER FUNDS AND IN OTHER REPORTABLE FUNDS ARE
SUBJECT TO A 60 DAY HOLDING PERIOD. SECURITIES MAY NOT BE SOLD OR BOUGHT BACK
WITHIN 60 DAYS AFTER THE ORIGINAL TRANSACTION WITHOUT THE PERMISSION OF THE
CHIEF COMPLIANCE OFFICER. ACCESS PERSONS CANNOT PURCHASE OR SELL THE SAME
COVERED SECURITY WITHIN 60 DAYS IF SUCH TRANSACTIONS WILL RESULT IN A PROFIT.

The Short Term Trading Prohibition shall not pertain to the exercise of a call sold by an employee to cover a long position. However, although an Access Person may purchase a put to cover a long position, the exercise of such put will only be approved if the underlying security was held for the minimum required period
(60 days). The exercise of a covered put is subject to the same pre-clearance and reporting requirements as the underlying security.

                                      -11-

PRE-CLEARANCE

The following section addresses how to obtain pre-clearance, when you may trade and how to establish an account. The procedures vary in detail, depending upon where you work, but do not vary in principle. For ease of understanding, this section is divided according to geographic area.

IF AN EMPLOYEE FAILS TO PRE-CLEAR A TRANSACTION IN A COVERED SECURITY, S/HE MAY
BE MONETARILY PENALIZED, BY FINE OR DISGORGEMENT OF PROFITS OR AVOIDANCE OF
LOSS. VIOLATIONS OF THIS POLICY WILL BE REPORTED TO SIMNA'S BOARD OF DIRECTORS
AND WILL RESULT IN REPRIMANDS AND COULD ALSO AFFECT THE PERSON'S EMPLOYMENT AT
SIMNA.

US-BASED PERSONNEL

     o    All US-based personnel are required to maintain their Covered Accounts at either Charles Schwab or Salomon Smith Barney ("SSB"). Mutual funds are not required to be held in a brokerage account; they may be held directly with the fund company.

     o    Personnel on secondment from London or other offices may apply to
          Compliance for a waiver of the requirement to maintain their Covered
          Accounts at Schwab or SSB. However, any seconded employee wishing to trade in US securities must follow the procedures as set forth for
          US-based personnel unless waived by Compliance. Seconded employees who do not maintain Covered Accounts in the US are required to follow the procedures set forth in The PA Rules and obtain the appropriate clearance from London. Seconded personnel who are authorized to conduct transactions through a non-US account must comply with the
          Personal Securities Transaction requirements of the office from which they were seconded. Transactions in non US securities need not be pre-cleared in the US but must be reported in quarterly transaction reports.

     o    Pre-clearance is obtained by completing a Request to Trade Form.
          Unless the staff member requesting pre-clearance is relying on the de minimis exception, that staff member must obtain prior pre-clearance from the appropriate asset class manager and then from Compliance.
          Trades exempt from the seven day rule and portfolio manager pre-clearance due to the de minimis exception will be taken as affirmatively representing that all conditions of the exemption apply.
          Attached to this Policy is a list of the personnel who may pre-clear a trade. PLEASE NOTE - TRANSACTIONS IN SECURITIES WHOSE MARKET
          CAPITALIZATION IS BETWEEN $3 BILLION AND $7 BILLION WILL NEED TO
          OBTAIN CLEARANCE FROM BOTH THE SMALL CAP/SMID ASSET CLASS MANAGER AND
          THE LARGE CAP ASSET CLASS MANAGER.

     o    Pre-clearance is valid until close of business on the next business day following receipt of pre-clearance unless a longer period is expressly

                                      -12-

          provided by Compliance. If the transaction has not been executed within that timeframe, a new pre-clearance must be obtained. Please be sure to give the original Request to Trade Form to Compliance and keep a copy for yourself.

IF YOU WISH TO PURCHASE AN INITIAL PUBLIC OFFERING(3) OR SECURITIES IN A PRIVATE
PLACEMENT(4) YOU MUST OBTAIN PERMISSION FROM THE CHIEF COMPLIANCE OFFICER.

The Compliance Officer will not approve purchases or sales of Securities that are not publicly traded, unless the Access Person provides such documents as the
Compliance Department requests and the Chief Compliance Officer concludes, after consultation with one or more of the relevant Portfolio Managers, that the
Companies would have no foreseeable interest in investing in such Security or any related Security for the account of any Client.

The following transactions do not require pre-clearance:

     o    Transactions in a Covered Account over which the employee has no direct or indirect influence or control such as where investment discretion is delegated in writing to an independent fiduciary.
          Employees must provide such evidence of delegation of investment discretion as the Compliance Department requests and provide copies of account statements.

     o    Purchases and redemptions/sales of mutual funds managed by Schroders, all iShares, all SPDRs, HOLDRS Powershares and NASDAQ Trust shares.
          The Chief Compliance Officer may exempt other exchange traded funds temporarily from pre-clearance, and the ETFs added to this list in the next revision of the Code of Ethics. Transactions are subject to quarterly and annual reporting

     o    Transactions which are non-volitional on the part of the employee
          (e.g., receipt of securities pursuant to a stock dividend or merger, a gift or inheritance). However, the volitional sale of securities acquired in a non-volitional manner is treated as any other transaction and subject to pre-clearance.

     o    Purchases of the stock of a company pursuant to an automatic investment plan which is a program in which regular periodic purchases
          (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.
          An automatic investment plan includes a dividend reinvestment plan.
          Any transactions

----------
(3) An IPO is an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to reporting requirements under the federal securities laws.

(4) A private placement is an offering of securities that are not registered under the Securities Act because the offering qualified for an exemption from the registration provisions.

                                      -13-

          in such a plan other than according to a predetermined schedule are subject to pre-clearance.

     o    The receipt or exercise of rights issued by a company on a pro rata basis to all holders of a class of security and the sale of such rights. However, if you purchase the rights from a third-party, the transaction must be pre-cleared. Likewise, the sale of such rights or securities acquired through exercise of rights must be pre-cleared.

     o    Tender of shares already held into an offer if the tender offer is open on the same terms to all holders of the securities covered by the offer A tender of shares purchased fewer than 60 days before the close of the offer require approval by the Chief Compliance Officer.

     o    Conversion of convertible securities or participation in exchange offers provided that the conversion or offer is available on the same terms to all holders.

TORONTO AND MEXICO CITY BASED EMPLOYEES

All Toronto and Mexico City based SIMNA personnel may maintain Covered Accounts at the brokerage firm of their choosing in Canada or Mexico, provided that their local Compliance Officer and New York Compliance are notified. These employees are required to provide either the local of New York Compliance Department with copies of monthly/periodic account statements and trade confirmations.

Pre-clearance for trades in US Securities is obtained in the same manner as for
US-based personnel. Once you have obtained pre-clearance, you must complete the transaction by the close of the following business day. Requests to Trade Forms should be faxed to Compliance and to the relevant asset class manager.

ALL OTHER ACCESS PERSONS

All other persons who are deemed Access Persons, wherever geographically situated, are subject to their local policies and procedures relating to personal securities transactions. Records of such Access Persons' personal transactions will be maintained locally in accordance with Rule 204-2(a)(12)
under the Advisers Act and made available to representatives of the US
Securities and Exchange Commission upon request. Temporary employees who are deemed access persons must comply with this Code other than the requirement of maintaining covered accounts at Smith Barney or Schwab. Exemptions from the Code made for temporary employees shall be documented by Compliance.

REPORTING REQUIREMENTS

                                      -14-

All personnel are required to report their transactions in Covered Securities, which SIMNA must review, as follows.

Reports of Each Transaction in a Covered Security

     o    Personnel are required to report to Compliance, no later than at the opening of business on the business day following the day of execution of a trade for a Personal Account the following information:

               name of security
               exchange ticker symbol or CUSIP
               nature of transaction (purchase, sale, etc.)
               number of shares/units or principal amount
               price of transaction
               date of trade
               name of broker
               the date the Access Person submits the report

Personnel with Account at approved brokers may satisfy this requirement to the extent that SIMNA independently receives confirmations from that broker. Toronto and Mexico based personnel may discharge these obligations by arranging in advance for copies of contract notes/confirmations for all their transactions to be sent automatically to Compliance.

Any personnel seconded to New York who maintain accounts in their home country may be granted a waiver from the requirement to maintain personal accounts at
Smith Barney or Schwab. Seconded employees may, if applicable, satisfy the clearance and reporting requirements for non US securities by complying fully with the pre-clearance and reporting requirement imposed by the affiliated adviser by which they are employed in their home country. If the employee executes trades in non US securities, that employee shall, within thirty (30)
days after the end of each calendar quarter, provide SIMNA Compliance with evidence of compliance with their local reporting and pre-clearance requirements during the preceding quarter.

Personnel at an affiliated adviser that trade in US stocks are not subject to this Code of Ethics unless they are deemed access persons. Compliance staff may certify to employees of an affiliated adviser in writing (including by e-mail)
that no trades in a security are pending if that certification is required by the local compliance group.

Initial Employment

No later than 10 days after initial employment with SIMNA, each employee must provide Compliance with a list of each Covered Security s/he owns (as defined above). The information provided, which must be current as of a date no more

                                      -15-

that 45 days prior to the date such person became an employee, must include the title of the security, the exchange ticker symbol or CUSIP, the number of shares owned (for equities) and principal amount (for debt securities), The employee must also provide information, which must include the name of the broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee,. The report must be signed by the employee and the date of submission noted thereon. Employees may provide account statements in lieu of a listing.

Quarterly Reports

     o    No later than 30 days after the end of each calendar quarter, each employee will provide Compliance with a report of all transactions in
          Covered Securities in the quarter on the form provided by Compliance and including all information requested in that form. Employees must also report of any new Covered Accounts established during the quarter, including the name of the broker/dealer and the date the
          Covered Account was established. If all transactions have taken place in covered accounts at an approved broker that provides statements to
          Schroders, a simple affirmation of those transactions may be provided on forms distributed by compliance. The report must be signed by the employee and the date of submission noted thereon.

     o    Transactions in shares of the Schroder Funds and in other Reportable
          Funds must be reported, including transactions other than purchases through payroll deductions in the now combined Schroder 401(k) and
          Defined Contribution Plans. Only exchanges must be reported; payroll deductions and changes to future investment of payroll deductions do not need to be reported. All transactions in the SERP are subject to the same reporting requirements as the Schroder 401(k) plan.

Annual Reports

Within 45 days after the end of the calendar year, each employee must report all his/her holdings in Covered Securities as at December 31, including the title, exchange ticker symbol or CUSIP, number of shares and principal amount of each
Covered Security the employee owns (as defined above) and the names of all
Covered Accounts. The report must be signed by the employee and the date of submission noted thereon. Employees may rely on brokerage statements provided by
Smith Barney and Schwab provided that they certify in writing that those statement sets forth all covered securities that the employee holds.

The information on personal securities transactions received and recorded will be deemed to satisfy the obligations contained in Rule 204A-1 under the Advisers
Act and Rule 17j-1 under the Investment Company Act. Such reports may, where appropriate, contain a statement to the effect that the reporting of the

                                      -16-

transaction is not to be construed as an admission that the person has any direct or indirect beneficial interest or ownership in the security.

ADMINISTRATION OF THE CODE

At least annually, the Chief Compliance Officer, on behalf of SIMNA, will furnish to the board of the Schroder Funds and any other US registered investment companies to which SIMNA acts as adviser or sub-adviser, a written report that:

(i)  Describes any issues arising under the Code or this Policy since the last report to the board, including, but not limited to, information about material violations of the Code or this Policy and sanctions imposed in response to the material violations; and

(ii) Certifies that the SIMNA has adopted procedures reasonably necessary to prevent Access Persons from violating the Code or this Policy.

GRANTING OF EXCEPTIONS

The Chief Compliance Officer and the General may, on a case-by-case basis, grant exceptions to any provisions under this Code for good cause. Any such exceptions and the reasons for granting them will be maintained in writing by the Chief
Compliance Officer and presented to the Board of Directors of the Adviser and to the Board of Trustees of the funds at the next scheduled meeting.

OUTSIDE DIRECTORSHIPS
---------------------

Personnel are prohibited from serving on the board of directors of any publicly listed or traded company or of any company whose securities are held in any client portfolio, except with the prior authorization of the Chairman or Chief
Executive of SIMNA or, in their absence, the Chief Compliance Officer or the
Head of Group Risk and Compliance based upon a determination that the board service would be consistent with the interests of Schroders' clients. If permission to serve as a director is given, the company will be placed permanently on Section Two of SIMNA's Restricted List. Transactions in that company's securities for client and personal securities accounts will only be authorized when certification has been obtained from that company's Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities.

OUTSIDE EMPLOYMENT

No officer or employee of SIMNA may engage in any outside employment without first making a written request to do so and obtaining the written consent of the

                                      -17-

firm. Requests should be addressed to the Chief Compliance Officer. Employees must receive prior written approval of the Chief Compliance Officer or the
General Counsel to receive a fee from any outside source for such activities as investment banking, finder's fees, or consulting.

PRIVATE PLACEMENT SECURITIES TRANSACTIONS AND TAX SHELTERS

No employee may participate in any type of private placement or tax shelter without obtaining the advance written consent of the Chief Compliance Officer.
The employee must submit the information and certification specified in the
Personal Securities Transaction Policy.

Rule 3040 of the NASD Conduct Rules requires that employees of Schroder Fund
Advisers contemplating private securities transactions must submit a written detailed request to participate to the firm, which must issue written permission to proceed. The request must be submitted to the designated Compliance Officer for Schroder Fund Advisers.

If any employee of Schroder Fund Advisers will receive or may receive selling compensation in connection with a private securities transaction or tax shelter,
Schroder Fund Advisers must advise the employee in writing whether their participation on that basis is approved.

No such participation in a transaction in which an employee will receive selling compensation will be approved unless Schroder Fund Advisers determines that it can record the transaction in its records and supervise the participation of the employee in the transaction.

Adopted:  October 1, 1995
Amended:  May 15, 1996
          May 1, 1997
          June 12, 1998
          June 2, 1999
          March 14, 2000
          August 14, 2001
          June 23, 2003
          October 23, 2003
          December 9, 2003
          May 11, 2004
          January 14, 2005
          December 5, 2005
          March 6, 2006
          September 12, 2006

                                      -18-

                                    APPENDIX

The following members of the Compliance Department are authorized to pre-clear personal transactions:

Stephen M.  DeTore
Abigail Flack
Lisa Minney
Lisa Rolon

In addition, the following Officers of SIMNA may pre-clear trades for Members of the Compliance Department or for others when a member of the Compliance
Department is unavailable

Carin F.  Muhlbaum, Chief Legal Officer and Chief Administrative Officer
Mark Hemenetz, Executive Vice President

The following portfolio managers are authorized to pre-clear personal transactions:

         US Large Cap:                      Jonathan Armitage, John MacNeil
         US Small Cap/SMID:                 Jenny Jones, Robert Starbuck
         US Fixed Income:                   Steven Lear
         Municipal Bonds                    David Baldt, Sue Beck
         ETFs, ADRs,
          and non-US Securities:            Compliance

In the event that the relevant portfolio managers are unavailable, Compliance may pre-clear in consultation with the available staff.

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